Exhibit 10.31

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made effective as of the date this Agreement is signed by Provider (the “Effective Date”) and is made by and between:

Provider	Binnacle Research Marketing, Inc. (“Provider”)
Subscriber	InvestView, Inc. (“Subscriber”)

Provider and Subscriber may hereinafter be referred to as a Party or collectively as the Parties to this Agreement.

RECITALS

WHEREAS,	Provider has a forex trading algorithm, and Provider desires to license this algorithm to Subscriber under the terms of this Agreement;

WHEREAS,	Subscriber is in the business of direct sales and multilevel marketing and desires to enter into a license of such forex trading algorithm with Provider under the terms and conditions set forth in this Agreement; and

WHEREAS,	the Parties acknowledge that Subscriber intends to grants Subscriber the right to enter into subscription agreements allowing the use of the Ryze software to its Affiliates, which algorithm may be delivered directly to and maintain in brokerage accounts controlled by such Affiliates.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	License.

(a)          License. Subject to the terms of this Agreement, Provider grants to Subscriber an exclusive non-transferable license in Multiplier 2.0 “Ryze.” Ryze is a software containing an algorithm designed for forex trading marketed in the direct sales industry as “Ryze.” The Ryze software contains a specific set of clearly defined instructions used by computers programmed to follow such instructions in placing trades in order to generate profits. The Ryze software can be used by broker-dealers as part of a trading system that utilizes advanced and complex mathematical models and formulas to make high-speed decisions and transactions in the foreign currency and exchange markets.

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(b)          Provider shall provide Subscriber with the latest versions of the Ryze software.

i.	Any updates, replacements, revisions, enhancements, additions or conversions (collectively, “Upgrades”) to Ryze supplied to Subscriber shall become subject to the terms of this Agreement and deemed incorporated into the definition of Ryze herein. All improvements, upgrades, enhancement made by Provider to Ryze will automatically be implemented to the platform for the benefit of the subscriber.

(c)          Right to Market Subscriptions. Subject to the terms of this Agreement, Provider grants Subscriber the right to enter into subscription agreements allowing the use of the Ryze software to Subscriber’s authorized and active Affiliates (“Authorized Users”) who have entered into and executed the “Affiliate/Subscriber Acknowledgement,” attached hereto as Schedule A, and subject to payment of the applicable affiliate investment fee, set forth herein.

(d)          Non-Development or Competitive License. Subscriber agrees that it will not develop or license a product that would compete with or invalidate Ryze, and that Subscriber will continue to license and rely on Provider for Ryze during the term of this Agreement.

2.	Use of Ryze.

Business Purposes. Except as otherwise set forth below, Subscriber shall use Ryze only for its business purposes and only through and by “Authorized Users” which are Subscriber’s authorized active and registered Affiliates; and, Subscriber agrees to recommend that its Authorized Users use Ryze through broker/dealers with trading accounts that can function and interface with the Ryze software, including those broker/dealers identified by Provider, and such other brokerage or trading accounts as may be identified by the Parties. Additionally, the parties agree that they will coordinate additional brokerage firms that meet the programming needs of Ryze, meet the due diligence review of the parties and the Company has that ability to fund the new brokerage firm with a minimum of $250,000 to meet the trading requirements of Ryze. The parties agree to implement the additional platform within 90 days of all the above criteria being satisfied.

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(a)          Authorized Users. Ryze may be used by Subscriber and its “Authorized Users,” but not any Affiliated Entities without prior express written approval from the Provider.

i.	The Parties agree that an “Affiliated Entity” shall be considered subject to all obligations of the “Subscriber” in determining application of this Agreement.

ii.	For the purpose of this Agreement, “Affiliated Entities” shall mean those entities, wherever located, which Subscriber has the ability to bind to the terms and conditions of this Agreement and in which Subscriber owns or controls, directly or indirectly, more than fifty (50%) percent of such entity’s outstanding shares or securities (representing the right to vote for the election of directors or other managing authority). If Subscriber seeks to extend its license to an Affiliate Entity, Subscriber shall represent and warrant that it has the authority to bind the Affiliated Entities to the terms and conditions of this Agreement, but in no event shall the Affiliated Entities have any rights under this Agreement, except to the extent of Subscriber’s rights. An entity may be an “Affiliated Entity” only so long as such entity meets all requirements set forth herein.

iii.	The Parties agree that a breach of this Agreement by an Affiliated Entity shall be deemed a breach by Subscriber as if such Affiliated Entity’s acts, omissions, and/or breaches were the acts, omissions and/or breaches of Subscriber. Subscriber shall be jointly and severally liable with each Affiliated Entity for: (i) all acts, omissions and/or breaches of the Affiliated Entity, and (ii) any breaches of the Agreement by such current or former Affiliated Entity.

iv.	Subscriber agrees authorized users will not have the ability to enter, modify or reverse any trades.

(b)          Authorizations. To utilize Ryze, Subscriber’s Authorized Users may obtain and maintain, at their sole expense, their own trading or brokerage account wherein they may utilize Ryze. Authorized Users are solely responsible for their compliance with all applicable laws, rules and regulations, including any applicable regulatory organization or agency for itself and its Authorized Users.

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(c)          Prohibited Acts. Subscriber and its Authorized Users shall not decompile, disassemble or reverse engineer Ryze or attempt to do so. Subscriber and its Authorized Users also shall not copy, transfer, lend, sell, rent, lease or otherwise use Ryze except as expressly permitted by this Agreement. Subscriber and its Authorized Users shall not use Ryze in conjunction with any non-Provider program that decompiles or recompiles Ryze or in any way creates a derivative or modified copy of Ryze. Subscriber shall not take or permit any action that would permit Subscriber or any third party any right, interest or ownership of any copy or form of Ryze, any translation, compilation, modification or derivative work thereof or any portion of any of the foregoing.

(d)          Indemnification. The Parties shall indemnify and hold one another harmless and, at their own expense, defend the other Party and its respective subsidiaries, affiliates, directors, officers, employees, representatives, partners, members, managers, agents, attorneys, successors and assigns (“Indemnified Persons”) from and against any and all third-party claims, losses, costs and expenses or liabilities (including direct, indirect, incidental, consequential, special, or punitive damages suffered or alleged, as well as reasonable legal fees and expenses incurred), relating to or arising out of:

i.	any failure by the other Party to comply with its obligations under this Agreement;

ii.	any assertion by a third party that any program, data, information or other item provided by a Party, under or in connection with this Agreement infringes any title, interests and other proprietary rights in intellectual property (collectively, “Intellectual Property Rights”) of a third party;

iii.	breach of any of the Parties representations or warranties to one another; or

iv.	any failure by a Party, for any reason to comply with all applicable laws, rules and regulations, including any applicable regulatory organization or agency.

(e)          Indemnification Notification. When any claim for indemnification arises under this Section, a Party shall promptly notify the other Party of the claim, and when known, the facts constituting such claim, and the amount or an estimate of the amount of the liability arising therefrom.

(f)          Self-defense by Provider. At its option, Provider may defend itself against any claim subject to indemnification, in which case Subscriber shall pay all reasonable attorneys’ fees and costs incurred by Provider but shall not be obligated to defend Provider against such claim. In situations where Provider chooses not to exercise the foregoing self-defense option, Provider may require Subscriber to defend Provider against the claim(s), with legal counsel reasonably acceptable to Provider, and Provider may require Subscriber to bear all fees and costs related to doing so. In such event, Provider may choose to participate in the defense of the claim(s) by using its own legal counsel as co-counsel, but also at Subscriber’s cost and expense. Regardless of which legal defense option Provider chooses, Subscriber shall not settle or compromise claim(s) against Provider without the prior written consent of Provider, which consent shall not be unreasonably withheld.

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(g)         Equipment. Provider will not provide any hardware or equipment to Subscriber or its Authorized Users.

(h)         Active Connection. Provider shall supply Subscriber with active Ryze connections by making Ryze available to be delivered by Subscriber directly to Authorized Users’ brokerage accounts providing the affiliate investment volume purchased and registered to such Authorized Users on a month-to-month basis. Subscriber shall receive active Ryze connections for its Authorized Users at the fees listed in Schedule B attached hereto.

(i)          Monthly Ryze Investment Capacity: The Parties acknowledge that Ryze can be limited to a specific investment volume or capacity (“Investment Capacity”). Provider shall provide to Subscriber (subject to the limitations based on the license fee paid, as set forth in Section 3 below) Ryze Investment Capacity for the aggregate Investment Capacity of all Subscriber’s Authorized Users.

i.	Provider, or its agents, shall be allowed to audit Subscriber for compliance with this Agreement and granted access to verify the total Investment Capacity requested by, or being provided to, Subscriber and its Authorized Users, including granting access to the books and records and back office of Subscriber relating to such use of Ryze. And Subscriber shall be entitled to receive a copy of the audit reports generated by Provider or its agents.

(j)           Electronic Delivery of Confidential Information. Subscriber will provide Provider with confidential Authorized User information to facilitate Provider’s supplying Ryze for use by such Authorized User. It is Subscriber’s obligation to insure that its delivery of confidential Authorized User information is delivered using an encrypted method of transmission. In the event that Subscriber requests unencrypted transmission be sent via private lines and/or email or via the internet, Provider does not assume any risks associated with such method of delivery of said information.

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(k)          Intellectual Property Ownership.

i.	Intellectual Property Ownership. Ryze and any related documentation supplied by Provider are the property of Ryze.ai, Inc., and Ryze.ai, Inc. shall retain full title and all ownership rights in and to Ryze, including translations, modified forms, derivative works or copies of any of the foregoing that may be created by or for the benefit of Subscriber. All intellectual property rights in and related to Ryze shall be or remain Ryze.ai, Inc.’s exclusive property, and the Subscriber shall not obtain any intellectual property rights in Ryze except as expressly provided herein. Subscriber shall not take any action that would jeopardize or impair Ryze.ai, Inc.’s intellectual property rights in Ryze, or the legality and/or enforceability thereof. Subscriber agrees promptly to notify Provider of any written threat, warning or notice of any claim or action adverse to Ryze.ai, Inc.’s rights, or Provider’s licensed rights to, the intellectual property rights in Ryze that Subscriber may become aware of from time to time.

ii.	Proprietary Legends. Subscriber shall not delete or remove any proprietary rights, notices, or other restrictive legends associated with Ryze.

(l)          Documentation. “Documentation” shall mean all materials supplied by Provider to Subscriber, whether in printed or electronic form, via any media or mode of communication, that explain or facilitate the use of Ryze, including, without limitation, users’ manuals, release notes, specifications, requirements, customer notices, operational manuals, instructions, training materials, flow charts, diagrams, systems manuals, programming manuals and modification manuals. Documentation shall also include any derivative works created by Subscriber that include product images, including screenshots of the product, images or text from Provider materials, as well as any notes, memoranda, or communication, created by Subscriber, Authorized Users or Provider employees in any media that describe or summarize Ryze.

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3.	Fees and Payments.

(a)          Common Stock Issuance. The Parties acknowledge and agree that Subscriber previously entered into a license agreement for an algorithm referred to as the “Multiplier” through Provider’s agent CTB Ryze (the “First License Agreement”), which agreement is being entirely replaced through this Agreement, and the remaining available stock compensation in the First License Agreement is set forth below and is incorporated herein, and thus the Parties agree as follows:

i.	Subscriber agrees to issue to Provider 20 million shares of common stock in the Company upon execution of this Exclusive License Agreement for successfully delivering three consecutive months of “Ryze” performance in excess of 2% (May, June and July 2017); and

ii.	Subscriber agrees to issue to Provider 20 million shares of common stock in the Company upon the Multiplier 2.0 “Ryze” algorithm generating a rate-of-return of two percent (2.0%) on funds utilizing Ryze for three consecutive months. This performance provision expires June 15th, 2018.

(b)          Fees. Subscriber agrees to pay to Provider:

i.	Annual Fees:

1.	“Trial”- the greater of (a) $10 of the $99.99 annual fee, or (b) 10% of an annual fee, of Subscriber’s “Trial” Tier, set forth in Schedule B, and

ii.	Monthly Subscription Fees: Five-percent (5%) of affiliates “Monthly Subscription” Fee, which monthly fee(s) shall be as specified in Schedule B (“Monthly Subscription”), unless otherwise agreed to in writing and signed by both Subscriber and Provider.

1.	“All In Pack”- the greater of (a) $8 of the $199.99 annual fee, or (b) 4% of an annual fee, of Subscriber’s “All In Pack” set forth in Schedule B.

(c)          Promotional Fee Adjustments. The Parties acknowledge and agree that Subscriber may utilize promotional pricing that is agreed upon in writing by the Parties, for both the Annual Affiliate Fee and the Monthly Affiliate Investment Fee, and that Subscriber’s fee to Provider shall be calculated on such applicable agreed promotional fee.

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(d)          Method of Payment. Subscriber shall make monthly payment to Provider through wire transfer to an account(s) designated by Provider; which, Provider reserves the right to change with timely notice provided to Subscriber, or through such other means as the Parties may agree to in writing.

(e)          Suspended or Limited Ryze Access. Provider reserves the right to suspend or limit access to Ryze to conform the monthly Ryze investment capacity to the corresponding amount of Affiliate Investment Fees paid in accordance with this Agreement. Subscriber agrees to indemnify and hold Provider harmless from any claims raised by an Authorized User in connection with an Authorized User being provided less investment capacity than agreed upon between Subscriber and the Authorized User.

(f)          Each month Provider will deliver the monthly tiers to facilitate proper authorized user payments. As subscription sales increase, Provider will work to facilitate an automated exchange of information enabling streamlined reporting and billing.

(g)          Due Date and Late Fees. All amounts due, shall be due and payable by Subscriber to Provider on or before the fifteenth (25th) day of the calendar month, beginning the month following the start of when Ryze is available to the Affiliate incurring the fee, or at such time thereafter as the Parties may agree to in writing, including on a month-to-month basis with such specific month’s modification agreement not intended to extend for the life of this Agreement. All amounts not paid as required herein shall be charged an interest rate on such unpaid balance on a day to day basis of one percent (1.5%) per month on any unpaid balance from the original due date of such payment until such time as the balance is actually paid. Subscriber shall pay all collection fees and attorneys’ fees of collection. Failure by Subscriber to pay fees in accordance with the terms of this Agreement shall result in Provider having an option to suspend or terminate Subscriber for failure to made timely payment.

(h)          Taxes. The Parties agree to pay their respective taxes including applicable sales, use or excise taxes, VAT or similar governmental charges relating to the Parties’ use of Ryze.

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4.	Confidentiality and Non-Disclosure.

(a)          Non-Disclosure of Proprietary Information. The Parties agree to preserve any confidential information relating to Ryze and to prevent disclosure of such confidential information relating to Ryze to third parties. Other than to effectuate the purposes of this Agreement, the Parties agree not to transfer, or copy Ryze. The Subscriber agrees not to modify, distribute, publish, reverse engineer, disassemble, decompile, or otherwise seek to discover or view, any software, or to attempt to create, by reverse engineering or otherwise, the source code from the object code supplied hereunder, or adapt the software in any way or use it to create a derivative work, or to make any other alteration, addition or connection to Ryze. The Parties shall abide by the terms of confidentiality and non-disclosure provisions set forth in this Agreement and shall inform any other parties with access to Ryze pursuant hereto, of the copyrights on Ryze and its component parts and of the obligations of confidentiality. The Parties acknowledge that this Agreement (including the fees described herein) is confidential and the Parties agree they will not disclose any part of this Agreement to any third party. So long as the Parties are not in breach or default of this Agreement, the Parties shall keep confidential the information that is provided pursuant to this Agreement and which is identified in writing and acknowledged by the Parties at the time of disclosure as information being confidential or proprietary, except (i) as is necessary to effect the use of Ryze, (ii) to comply with a request of a court or regulatory authority, and, (iii) to those of its officers, employees, agents and affiliates, who shall be bound by similar confidentiality obligations as a term of his or her employment.

i.	Both Parties further agree that this Section 4 of the Agreement will remain in effect throughout the life of this Agreement but the restrictions herein shall terminate and not extend beyond the life of this Agreement and shall have no effect following the termination and conclusion of this Agreement.

(b)          Confidentiality Exceptions. Confidential or proprietary information shall be defined in this Agreement as only that information which is identified in writing and acknowledged by the parties at the time of disclosure as information being confidential or proprietary, but shall not include information which: (1) is in the public domain at the time of disclosure; (2) was in the lawful possession of or demonstrably known by the recipient prior to its receipt from the other party; (3) is independently and verifiably developed by the recipient without the use of the other party’s confidential information; or (4) is required to be disclosed by law or court order (provided that, if permissible, the party subject to such requirement shall notify the other party of any such requirement prior to disclosure in order to afford such other party an opportunity to seek a protective order to prevent or limit disclosure). Furthermore, Confidential or proprietary and trade secret information between Provider and Subscriber is hereby expressly limited to those pieces of information exchanged in writing and acknowledged by all Parties. No claim of misappropriation or improper disclosure of confidential, proprietary, or trade secret information may be maintained without presentment of a writing signed by the Parties identifying the information at issue; and the Parties waive any claim of misappropriation or improper disclosure of information not exchanged in writing and acknowledged by the Parties.

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(c)          Audit Access. Subject to the terms of this Agreement, Subscriber shall grant access to Provider, or its agent, to Subscribers back-office and administrative information to audit and confirm compliance with the terms of this Agreement, including but not limited to proof of acknowledgements entered into with all Authorized Users.

5.	Installation.

(a)          Installation. Provider will ensure all Ryze features and capabilities are installed at the authorized brokerage firms and subscribers will adhere to all conditions of the brokerage firm.

6.	Warranties; Indemnities; Limitations.

(a)          Warranty Against Infringement. Provider warrants that Ryze does not violate or infringe any existing patent, copyright, trademark, or trade secret.

(b)          Warranty of Authority. Provider warrants that it has the power and authority to grant to Subscriber the license to Ryze granted hereby.

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(c)          Exclusion of Other Warranties; Limitation of Liability.

i.	EXCEPT AS MAY OTHERWISE BE SET FORTH HEREIN, THE WARRANTIES IN THIS SECTION 6 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF RYZE. IN NO EVENT SHALL THE PARTIES OR THEIR AFFILIATES, AGENTS OR REPRESENTATIVES BE LIABLE DIRECTLY OR INDIRECTLY TO THE OTHER PARTY, ITS AUTHORIZED USERS OR ANY THIRD PARTY FOR ANY LOSS OF REVENUE, LOSS OF PROFITS, LOSS OF USE, OPPORTUNITY COST OR OTHER SAVINGS, OR DAMAGE SUFFERED OR COSTS AND EXPENSES INCURRED BY ANYONE, OR FROM ANY CAUSE WHATSOEVER, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR OTHERWISE ARISING OUT OF THE FURNISHING, OR PERFORMANCE OF RYZE, INCLUDING ANY TRADING LOSS, EVEN IF THE PARTY OR ITS AFFILIATES, AGENTS OR REPRESENTATIVES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AND THEIR AFFILIATES, AGENTS AND REPRESENTATIVES SHALL NOT BE LIABLE FOR ANY SUCH CLAIMS BY ANY OTHER PARTY. IN NO EVENT SHALL A PARTY OR ITS AFFILIATES, AGENTS OR REPRESENTATIVES BE LIABLE TO ANOTHER PARTY, ITS AUTHORIZED USERS OR ANY THIRD PARTY FOR DIRECT, INDIRECT OR SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE OR PROFITS, OR OTHERWISE ARISING OUT OF ANY CLAIM, SUIT OR ALLEGATION THAT ANY RYZE MESSAGE OR TRANSMISSION DID NOT RESULT IN A PLACEMENT, MODIFICATION OR CANCELLATION OF ANY ORDER.

ii.	PROVIDER WARRANTS INSTALLATION OF RYZE AND GUARANTEES RYZE WILL FUNCTION AS DESIGNED WHEN PROVIDED TO A TRADING OR BROKERAGE COMPANY IDENTIFIED BY PROVIDER.

iii.	IN NO EVENT SHALL A PARTY’S MONETARY LIABILITY EXCEED AN AMOUNT EQUAL TO THE FEES EARNED BY SUCH PARTY IN THE TWO MONTHS IMMEDIATELY PRECEDING THE ACT GIVING RISE TO THE CLAIM. EACH PARTY HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY OR CAUSE THIS AGREEMENT TO FAIL ITS ESSENTIAL PURPOSE. THE FOREGOING SETS FORTH EACH PARTY’S EXCLUSIVE REMEDY FOR BREACH OF THIS AGREEMENT.

iv.	Nothing herein shall be construed to create an independent contractor relationship between the parties hereto and the Parties make no representation or warranty, expressed or implied, to the contrary. The Parties expressly acknowledge that no fiduciary relationship (express or implied) is created between the Parties through or by this Agreement, and no such relationship is created through the exchange of confidential information under this Agreement.

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v.	Each Party agrees, as a material term of this Agreement, that its rights and remedies for any breach of any representation or warranty herein shall be as provided in the applicable provision of this Section 6 as the exclusive remedy and that a Party shall have no liability to the other Party or others except as provided in the applicable provision of this Section 6.

(d)         Subscriber’s Representations and Warranties.

i.	Subscriber shall use Ryze only in the ordinary course of its business and consistent with this Agreement; and

ii.	Subscriber has the authority to bind the Affiliated Entities to the terms and conditions of this Agreement, and shall bind any sub-licensees in accordance herewith.

7.	Term.

(a)          Term. The term of this Agreement shall commence upon the Effective Date and shall continue perpetually unless terminated for cause, including as set forth below.

(b)          Termination Upon Breach, Notice and Failure to Correct. The Parties agree that either Party may suspend or terminate this Agreement immediately (including within the first year) if it determines that:

i.	A Party is in violation of any representation, warranty or covenant and fails to cure within fifteen (15) business days of notification by the other Party; or

ii.	A Party breaches any material term of this Agreement or any material term of any other agreement then in effect between the parties, and fails to cure such breach within fifteen (15) days after written notice thereof; or

iii.	A Party is engaged in activities that the other Party reasonably determines to be detrimental, or to pose a substantial risk, to the other Party, and fails to cure within 15 business days of notification by the other Party.

(c)          Termination upon Notice of Insolvency. A Party may suspend or terminate this Agreement immediately if a Party files a petition with a court of competent jurisdiction seeking insolvency protection, becomes insolvent or unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian, or receiver for any part of its business or assets, or any proceedings in the nature of bankruptcy, reorganization, arrangement, insolvency, or liquidation, or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors, is instituted by or against such party or if such party allows or consents to such proceedings or fails to obtain dismissal, stay or nullification of such proceedings within thirty (30) days after the institution of the proceedings.

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(d)          Duties Upon Termination. Upon the termination of this Agreement, all licenses issued herein shall be terminated and each Party shall pay any unpaid fees or amounts to the other Party, or if such fees are unpaid the unpaid Party shall have a lien against the assets of the debtor Party for such unpaid fees and the creditor Party is entitled to file an appropriate acknowledgement of such lien in the applicable jurisdiction.

(e)          Survival. The provisions of this Section 7, as well as the provisions of all sections that are meant by their terms to continue after termination, shall survive any termination of this Agreement.

8.	Acknowledgments.

The Parties hereby acknowledge the following:

i.	Provider is licensing use of a software application to Subscriber;

ii.	The Parties are not entering into a trading agreement or investment agreement;

iii.	The Parties are not licensed to control or trade securities, and compliance with this Agreement does not require such conduct or activity;

iv.	The Parties do not have a Trading Arena License or a portfolio management license, and compliance with this Agreement does not require such licensing;

v.	The Parties are not supplying an investment, including not through an entity, and compliance with this Agreement does not require such conduct or activity;

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vi.	The Parties are not providing limit order protection, including through Ryze, and compliance with this Agreement does not require providing such protection;

vii.	The Parties are not obtaining, and will not obtain, any control over the accounts or portfolios of an Authorized User of the software, and compliance with this Agreement does not require obtaining such control;

viii.	Authorized Users will receive access to the Ryze algorithm through the Authorized User’s trading or brokerage account but Authorized Users will retain complete independence to choose whether or not to implement Ryze for their trading account;

ix.	The Parties agree that they are not responsible for failure of trades to be completed;

x.	The Parties agree that they are not responsible for suspension of algorithm trading;

xi.	The Parties agree that they are not responsible for lack of market liquidity; and

xii.	The Parties agree that they are not responsible for loss of funds by anyone utilizing the Ryze software.

9.	General Provisions.

(a)           No Irreparable Harm. Each party agrees that disclosure of confidential information protected under this Agreement will not cause the other party irreparable harm, and, therefore, the parties agree that no party may rely on this Agreement to obtain an order restraining the other party.

(b)          Schedules. Schedules to this Agreement may be revised or supplemented from time to time by mutual agreement of Subscriber and Provider, but only in writing acknowledged by both Subscriber and Provider.

(c)          Assignment. Neither party may transfer or assign its rights or obligations under this Agreement without the prior written consent of the other party, except that no consent is required for a transfer or assignment to: an affiliate; or made as part of a re-organization, merger, acquisition or sale of substantially all of a party’s relevant assets. A change of control of Subscriber to a competitor of Provider shall constitute a grant of an option to Provider to terminate this Agreement on five (5) days’ prior written notice to Subscriber.

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(d)          No Third Party Beneficiary. The Parties Agree that this Agreement does not create rights in third parties and there are no intended third party beneficiaries of this Agreement.

(e)          No Additional Rights in Third Party Contracts. The Parties agree that, except as otherwise stated in this Agreement, this Agreement does not create or provide any rights, interests, or claims to Provider in any contracts between Subscriber and its Affiliates, or to Subscriber in the license agreement between Provider and Ryze.ai.

(f)          Choice of Law, Exclusive Jurisdiction and Venue. All matters arising from or related to this Agreement shall be governed by the laws of the State of Utah without application of conflict of law principles. Except for matters relating to a Termination of this Agreement, any dispute that may arise out of or is related to this Agreement shall be submitted to the Federal or state courts in or serving Utah County, Utah, and the Parties submit to the jurisdictions of such courts. Subject to the foregoing, (i) ANY RIGHT TO TRIAL BY JURY RELATING TO THIS AGREEMENT IS HEREBY IRREVOCABLY WAIVED BY EACH PARTY, and (ii) any objection to Utah County, Utah as the exclusive venue of any litigation is hereby irrevocably waived.

(g)          Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any of its other provisions. If any provision, or part thereof, is deemed by a court to be invalid or unenforceable, such court shall be empowered to reform that provision as necessary to be valid and to reflect, as closely as possible, the intention of the parties underlying the invalid provision; if the provision cannot be so reformed, then the invalid portion shall be stricken to the extent necessary to preserve the validity of the other provisions hereof.

(h)          Waiver. A waiver of a breach or default under this Agreement shall not be a waiver of any subsequent breach or default. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition then or in the future.

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(i)          Notices. All notices required under this Agreement shall be deemed effective when received in writing by either (i) registered mail or certified mail, return receipt requested and postage pre-paid, (ii) scanned electronic copy of a signed original exchanged between Subscriber authorized representative and Provider authorized representative emailed to the address below with confirmation of receipt, or (iii) overnight mail that produces written evidence of delivery addressed to either party at the address specified below:

If sent to Provider:

Attn: Matthew G. Grimmer, Esq.

Grimmer & Associates, PC

3333 N. Digital Drive, Suite 460

Lehi, Utah 84043

mgrimmer@grimmerandassociates.com

If sent to Subscriber:

Attn: Annette Raynor, COO & Secretary

745 Hope Road

Eatontown, NJ 07724

annette@wealthgenerators.com

Either party to this Agreement may change an address relating to it by notice to the other party in accordance with the provisions of this paragraph.

(j)          No Partnership or Joint Venture. This Agreement shall not operate so as to create or recognize a partnership or joint venture of any kind between the parties hereto; nor will this Agreement create an implied fiduciary relationship or duty upon the Parties.

(k)          Force Majeure and Other Events. Neither party will be responsible for any loss or damage to the extent caused directly or indirectly by any act of God, war, civil disturbance, natural calamity, flood, act or omission of any exchange, market, utility, communications service, common carrier, Internet or network access or backbone provider or information provider, electrical outage or disturbance, brown-out or black-out, delay in mails, malicious third-party action or any other cause beyond such party’s reasonable control.

(l)          Limitations. The Parties agree to shorten the statute of limitations on all claims and disputes arising between the Parties to a period of twelve months. The Parties agree that all warranties provided hereunder shall remain in effect for the perpetual term of this agreement. The Parties agree that any claim of misappropriation of confidential or trade secret information requires a showing of clear and convincing evidence to support such claim.

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i.	Subscriber further agrees that Provider’s representations have been made only by Provider and not by any individual, and any liability for such representations rests solely with Provider and not any individual. Subscriber agrees that the provision of Ryze under this Agreement is by Provider and not by or through any individual acting outside the scope of any duties for Provider and that no individual’s actions create any liability to such individual and that any claim of liability by Subscriber shall only be directed to Provider and not any individual, including any officer, manager, or agent of Provider.

(m)        Attorneys Fees. The Parties agree that if a dispute arises under this Agreement and that the Provider is the prevailing party in such dispute that the Provider is entitled to its attorneys fees and costs in pursuing or defending any claim or dispute arising under or in connection with this Agreement, and that such right continues through appeal and collection of any judgment. As further consideration for this Agreement, Subscriber waives and disclaims and foregoes any reciprocal right to attorneys fees and costs if it is the prevailing party in a dispute arising under this Agreement.

(n)          Entire Agreement. This Agreement and all Schedules attached hereto (as the same may be revised or supplemented in the future) together constitute the entire agreement between the parties hereto with respect to Ryze. All prior proposals, understandings, and other agreements, whether oral or written, between the parties that relate to this subject matter are hereby superseded and revoked. This Agreement may not be modified or altered except in writing by an instrument duly executed by both parties. The Parties expressly agree that they have had a full opportunity to conduct their own independent due diligence into the other Party and its representations.

*** Signature Page Follows ***

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IN WITNESS WHEREOF, the duly authorized officers or representatives of Subscriber and Provider have executed this Agreement as of the date set forth below, intending legally to be bound.

PROVIDER Binnacle Research, Inc.		SUBSCRIBER InvestView, Inc.

BY:	/s/ Travis Bott	BY:	/s/ Ryan Smith
Name: Travis Bott		Name: Ryan Smith
Title: Designee		Title: CEO
Date: 11/13/2017		Date: 11/13/2017

Exclusive License Agreement	Page 18 of 21

Provider: _____________

Subscriber: ____________

SCHEDULE A

The following language shall be included in (or as an addendum to) the Subscriber’s contracts authorizing its Authorized Users (Affiliates) to utilize Ryze. The Parties agree that Provider may from time to time alter or amend this language, which shall then be integrated into Subscriber’s agreements with Authorized Users, including regular click-through authorizations and agreements with its Authorized Users, for continued use of Ryze, and Subscriber shall provide evidence of its Authorized User’s agreement to such terms, as amended, and shall permit Provider to audit and inspect Subscriber’s books and records and documents to verify acceptance of such terms and agreements by Subscriber’s Authorized Users.

AFFILIATE/SUBSCRIBER ACKNOWLEDGEMENT

Affiliate/Subscriber (“Affiliate”) acknowledges and agrees that it has received a sub-license to access and use Ryze software, which is a forex trading algorithm software, which Affiliate may not sub-license or use outside Affiliate’s account that has been registered with the Company. Affiliate will be provided access to the Ryze algorithm but can choose to not utilize or implement the algorithm.

Affiliate waives any claim that Affiliate is an intended third party beneficiary to any agreement entered into between the Company and the licensor of the Ryze forex trading algorithm.

It is Affiliate’s exclusive responsibility to perform its own due diligence into abilities or qualifications when choosing a broker-dealer, and exclusive right to decide whether to use the Ryze software. Affiliate acknowledges that the Company (a) has not provided Affiliate advice on specific investments, or on the Ryze software’s structure or suitability, or determined the abilities or qualifications of Affiliate’s chosen broker-dealer, (b) receives no compensation tied to the investment performance of Affiliate’s funds traded using the Ryze software, and no compensation is tied to raising capital, (c) is not supplying an investment through an entity and Affiliate is not having its accounts or portfolios controlled; (d) is not responsible for failure of trades to be completed; (e) is not responsible for suspension of algorithm trading; (f) is not responsible for lack of market liquidity; and (g) is not responsible for loss of funds for using the Ryze software.

Exclusive License Agreement	Page 19 of 21

Provider: _____________

Subscriber: ____________

SCHEDULE B

FEE SCHEDULE

Subscriber agrees to pay to Provider:

i.	“Annual Affiliate Fee” which is set forth below and shall continue unless adjusted in writing and agreed upon by the Parties, and

ii.	“Monthly Affiliate Investment Fee” which is set forth below and shall continue unless adjusted in writing and agreed upon by the Parties, and is:

1.	applicable to each Authorized User’s trading / brokerage account, and

2.	determined by the cumulative Ryze Tier related fee based on the Deposit Capacity connected to each Authorized User account, not to actual investment utilization or trading volume:

			Monthly		Paid to Provider by
Product	Deposit		Subscription*	PV	Subscriber
RYZE Pack	Up to $50,000 (promotional)		$149.99	100	5%

All In Pack	Up to $50,000 (promotional)		$199.99	150	$8
Tier	Balance - Low	Balance - High
6	$50,001	$100,000	$400	300	5%
7	$100,001	$200,000	$800	600	5%
8	$200,001	$350,000	$1,400	1050	5%
9	$350,001	$500,000	$2,000	1500	5%
10	$500,001	$750,000	$3,000	2250	5%
11	$750,001	$1,000,000	$4,000	3000	5%

*There is a one time $30 activation fee for the All In and RYZE Packs.

			Monthly		Paid to Provider by
Tiers	Deposit Low	Deposit High	Subscription	PV	Subscriber
Trial	$500	$1,500	$99.99 annual*	60 annual**
Tier 1	$1,501	$2,500	$12.50	10
Tier 2	$2,501	$5,000	$25	20
Tier 3	$5,001	$10,000	$50	40
Tier 4	$10,001	$20,000	$100	75	the greater of $10 of the
Tier 5	$20,001	$50,000	$200	150	$99.99 annual fee,
Tier 6	$50,001	$100,000	$400	300	or 10% of an annual fee,
Tier 7	$100,001	$200,000	$800	600	of Subscriber’s “Trial”
Tier 8	$200,001	$350,000	$1,400	1050	Tier
Tier 9	$350,001	$500,000	$2,000	1500
Tier 10	$500,001	$750,000	$3,000	2250
Tier 11	$750,001	$1,000,000	$4,000	3000

Exclusive License Agreement	Page 20 of 21

Subscriber acknowledges that fees under this Agreement do not include applicable brokerage trading (execution) fees/costs incurred by Authorized User through Authorized User’s brokerage account.

Exclusive License Agreement	Page 21 of 21